Exhibit 24.(a)


KPMG Peat Marwick
Certified Public Accountants
P.O. Box 31002
St. Petersburg, FL  33702






The Board of Directors
Florida Power Corporation


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in the methods of accounting for income taxes and postretirement benefits other than pensions.

                              /s/ KPMG Peat Marwick

August 29, 1994